                                                                News Release
-------------------------------------------------------------------------------
[LETTERHEAD]

                                        CONTACT:
               Wendy L. Raway      John R. Danielson        Judith T. Murphy
               Media Relations     Investor Relations       Investor Relations
               (612) 973-2429      (612) 973-2261           (612) 973-2264

           U.S. BANCORP REPORTS RECORD OPERATING EARNINGS FOR 4TH QUARTER
                                  AND FULL YEAR 1997


---------------------------------------------------------------------------------------------------------------------------
                                         4Q             4Q            PERCENT   FULL YEAR      FULL YEAR           PERCENT
EARNINGS SUMMARY                        1997           1996           CHANGE       1997           1996             CHANGE
---------------------------------------------------------------------------------------------------------------------------
($ in millions, except per-share data)
Before nonrecurring items*:
   Operating earnings                  $335.5         $291.8           15.0       $1,255.2       $1,142.1            9.9
   Operating earnings to common         334.1          287.4           16.2        1,244.6        1,123.7           10.8
   Earnings per common share (diluted)   1.34           1.15           16.5           5.03           4.42           13.8

Net income                              288.9          292.1           (1.1)         838.5        1,218.7          (31.2)
Earnings per common share (diluted)      1.16           1.15            0.9           3.34           4.72          (29.2)

Dividends paid per common share        0.4650         0.4125           12.7         1.8600         1.6500           12.7
Book value per common share
 (period-end)                           23.88          22.82            4.6

Return on average common equity** (%)    23.3           20.1                          22.0           19.8
Return on average assets** (%)           1.91           1.70                          1.83           1.69

Net interest margin (%)                  4.99           5.09                          5.04           5.04
Efficiency ratio** (%)                   47.5           51.6                          48.9           52.2


* Net nonrecurring items totaled $(71.4) million, or $(46.6) million, after-tax, in 4Q97 and $0.5 million, or $0.3 million, after tax, in 4Q96. Net nonrecurring items totaled $(593.6) million, or $(416.7) million, after tax, full year 1997 and $145.1 million, or $76.6 million, after tax, full year 1996.
**   before nonrecurring items
--------------------------------------------------------------------------------

MINNEAPOLIS, January 15, 1998 -- U.S. Bancorp (NYSE: USB) today reported record operating earnings of $335.5 million, or $1.34 per diluted share, for the fourth quarter of 1997, compared with $291.8 million, or $1.15 per diluted share, in the fourth quarter of 1996. Return on average assets and return on average common equity, excluding nonrecurring items, were 1.91 percent and 23.3 percent, respectively, in the fourth quarter of 1997, compared with returns, excluding nonrecurring items, of 1.70 percent and 20.1 percent in the fourth quarter of 1996.

     U.S. Bancorp, formerly known as First Bank System, Inc., (the "Company") is the organization created by the acquisition of U.S. Bancorp ("USBC") of Portland, Oregon by the Company. The acquisition was completed on August 1, 1997, as a pooling-of-interests, and prior periods have been restated.
     Including nonrecurring items related to the acquisition, the Company recorded net income for the fourth quarter of 1997 of $288.9 million, or $1.16 per diluted share, compared to net income of $292.1 million, or $1.15 per diluted share, in the fourth quarter of 1996.
     Operating earnings for full year 1997 were $1,255.2 million, or $5.03 per diluted share, compared to $1,142.1 million, or $4.42 per diluted share, for full year 1996. The positive year-over-year results were driven by growth in fee income and lower noninterest expense. Noninterest income, before nonrecurring items, increased by $170.5 million, or 11.9 percent. Excluding the reduction in fees related to the 1997 corporate card securitization, noninterest income, before nonrecurring items, increased by $187.0 million, or 13.1 percent. Full year 1997 noninterest expense, before nonrecurring items, was lower than 1996 by $31.1 million, or 1.3 percent. Including nonrecurring items, the Company recorded net income for full year 1997 of $838.5 million, or $3.34 per diluted share, compared to net income of $1,218.7 million, or $4.72 per diluted share, in 1996.
     U.S. Bancorp's President and Chief Executive Officer, John F. Grundhofer, said, "Our fourth quarter and full year results as the new U.S. Bancorp reflect our success in achieving our goals of meeting customers' needs and creating value for our shareholders. Strong revenue growth, coupled with effective cost management and prudent capital allocation, have led to operating returns that are among the best in our industry. Our employees experienced and embraced tremendous change during 1997, as we acquired the former U.S. Bancorp of Portland, Oregon, began the integration process and, most recently, announced the acquisition of Piper Jaffray Companies, Inc., a Minneapolis-based securities firm. Our strong performance sets high expectations for 1998 and beyond -- expectations that we are committed to achieve."

     During the fourth quarter, senior management and employees continued to focus on the goal of successfully completing the integration of the former FBS and former USBC into the new U.S. Bancorp. The credit card system conversion was completed in October, 1997. Most of the remaining systems conversions are scheduled for the first and second quarters of 1998. The planned cost take-outs of $340 million, or 28 percent of the former USBC's expense base, are expected to be substantially achieved on a run-rate basis by the third quarter of 1998.
     Earnings in the fourth quarter of 1997 included nonrecurring charges of $71.4 million. The merger-related expenses incurred included $45.6 million of conversion expense and $25.8 million of other merger-related charges. Approximately $125.0 million ($79.0 million after-tax) of additional merger-related expenses are expected to be incurred over the next three quarters.
     The strong operating earnings for the fourth quarter reflected growth in both net interest income and noninterest income and a decrease in noninterest expense from the fourth quarter of 1996. The growth in net interest income was supported by an increase in average loans, excluding residential mortgage loans, of $3.0 billion, or 6.3 percent. Noninterest income, before nonrecurring items, for the quarter increased $60.2 million, or 16.7 percent, from the fourth quarter of 1996, while noninterest expense, before nonrecurring items, declined by $14.1 million, or 2.4 percent. The combination of growing revenues and declining expense led to an efficiency ratio (ratio of expenses to revenues), before nonrecurring items, of 47.5 percent in the fourth quarter of 1997, compared with 51.6 percent in the fourth quarter of 1996.
     Net charge-offs were .75 percent of average loans in the fourth quarter of 1997, compared with .76 percent, excluding merger-related charge-offs, in the third quarter of 1997 and .54 percent in same period of last year. Consumer loans (excluding first mortgage loans) 30 days or more past due were 2.36 percent of loans outstanding in the fourth quarter of 1997, above the 2.17 percent in the third quarter of 1997 and 2.28 percent in the same period of last year. The ratio of allowance for credit losses to nonperforming loans continued to indicate strong reserve coverage of 340 percent at December 31, 1997.

     The Company's quarterly and full year earnings per share reflect the adoption of the Statement of Financial Accounting Standards No. 128, which replaces the method previously used to compute earnings per share with basic and diluted earnings per share. All prior period earnings per share data have been restated to conform to the provisions of this statement. The reported operating earnings per share for the fourth quarter of 1997 did not change under the new methodology, while the full year 1997 diluted earnings per share increased by three cents.
     On December 15, 1997, U.S. Bancorp announced the acquisition of Piper Jaffray Companies Inc. (NYSE: PJC), a full service investment banking and securities brokerage company, in a cash transaction for $730 million or $37.25 per Piper Jaffray common share. The acquisition will allow U.S. Bancorp to offer investment banking and institutional and retail brokerage services through a new subsidiary which will be known as U.S. Bancorp Piper Jaffray Inc. The acquisition, which is subject to approval by Piper Jaffray shareholders and regulators, is expected to close in the second quarter of 1998.
     On December 12, 1997, U.S. Bancorp completed the acquisition of Zappco, Inc., a bank holding company headquartered in St. Cloud, Minnesota, with six banking locations and total assets of $360 million.

---------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT HIGHLIGHTS
---------------------------------------------------------------------------------------------------------------------------
(Taxable-equivalent basis, $ in millions,
    except per-share data)

                                         4Q             4Q            PERCENT     FULL YEAR     FULL YEAR          PERCENT
                                        1997           1996           CHANGE        1997          1996             CHANGE
                                       ------------------------------------------------------------------------------------
Net interest income                    $784.7         $778.1            0.8       $3,106.0       $3,034.7            2.3
Provision for credit losses*             90.0           75.5           19.2          365.3          271.2           34.7
Noninterest income*                     420.5          360.3           16.7        1,602.2        1,431.7           11.9
Noninterest expense*                    572.8          586.9           (2.4)       2,300.7        2,331.8           (1.3)
                                       ---------------------                      -----------------------
Income before taxes and
  nonrecurring items                    542.4          476.0           13.9        2,042.2        1,863.4            9.6
Taxable-equivalent adjustment            13.7           15.9          (13.8)          57.9           64.1           (9.7)
Income taxes*                           193.2          168.3           14.8          729.1          657.2           10.9
                                       ---------------------                      -----------------------

Income before nonrecurring items        335.5          291.8           15.0        1,255.2        1,142.1            9.9
Net nonrecurring items (after-tax)      (46.6)           0.3             nm         (416.7)          76.6             nm
                                       ---------------------                      -----------------------
Net income                             $288.9         $292.1           (1.1)        $838.5       $1,218.7          (31.2)
                                       ---------------------                      -----------------------
                                       ---------------------                      -----------------------
Net income to common                   $287.5         $287.7           (0.1)        $827.9       $1,200.3          (31.0)
                                       ---------------------                      -----------------------
                                       ---------------------                      -----------------------


Per diluted common share:**
   Earnings, before nonrecurring
     items                              $1.34          $1.15           16.5          $5.03          $4.42           13.8
                                       ---------------------                      -----------------------
                                       ---------------------                      -----------------------
   Earnings on a cash basis,
     before nonrecurring items***       $1.47          $1.26           16.7          $5.48          $4.82           13.7
                                       ---------------------                      -----------------------
                                       ---------------------                      -----------------------

   Net income                           $1.16          $1.15            0.9          $3.34          $4.72         (29.2)
                                       ---------------------                      -----------------------
                                       ---------------------                      -----------------------
   Earnings on a cash basis***          $1.28          $1.26            1.6          $3.80          $5.23         (27.3)
                                       ---------------------                      -----------------------
                                       ---------------------                      -----------------------

*    before effect of nonrecurring items
** nonrecurring items reduced earnings by $0.18 in 4Q97 and $1.69 full year 1997 and added $0.30 full year 1996; nonrecurring items reduced cash basis earnings by $0.19 in 4Q97 and $1.68 full year 1997 and added $0.41 full year 1996
*** calculated by adding amortization of goodwill and other intangible assets to net income
-------------------------------------------------------------------------------

NET INTEREST INCOME
     Fourth quarter net interest income on a taxable-equivalent basis was $784.7 million, which was higher by $6.6 million, or .8 percent, than the fourth quarter of 1996. The increase was primarily the result of an increase in earning assets of $1.5 billion over the fourth quarter of 1996, driven by core commercial and consumer loan production, partially offset by reductions in investment securities and residential mortgages. Average loans were up $2.3 billion, or 4.4 percent, from the fourth quarter of 1996. Excluding residential mortgage loans and the effect of the $420 million first quarter corporate card securitization, average loans for the fourth quarter were higher by $3.4 billion, or 7.2 percent, than fourth quarter of 1996, reflecting growth in the commercial, home
equity and second mortgages and credit card portfolios.   Other consumer loans
were lower on average than the fourth quarter of 1996, primarily due to reductions in installment loans in the northwest region.
     Average securities for the fourth quarter were lower by $608 million than the fourth quarter of 1996, primarily reflecting both maturities and sales of securities, partially offset by purchases of mortgage-backed and state and political securities during the fourth quarter of 1997.
     The net interest margin in the fourth quarter of 1997 of 4.99 percent was below the 1996 margin of 5.09 percent and the third quarter margin of 5.03 percent, primarily due to growth in Payment Systems' noninterest-bearing assets, including corporate and purchasing card loan balances.

-------------------------------------------------------------------------------
AVERAGE LOANS
-------------------------------------------------------------------------------

($  in millions)
                                         4Q             4Q            PERCENT
                                        1997           1996           CHANGE
                                      ---------------------------------------
Commercial*                           $23,276        $21,420            8.7
Commercial real estate                 10,407          9,911            5.0
                                      ----------------------
   Total commercial                    33,683         31,331            7.5

Home equity and second mortgage         5,335          4,682           13.9
Credit card                             3,964          3,607            9.9
Other                                   6,660          7,059          (5.7)
                                      ----------------------
   Total consumer, excl. residential   15,959         15,348            4.0

Residential mortgage                    4,744          5,429         (12.6)
                                      ----------------------

Total loans                           $54,386        $52,108           4.4
                                      ----------------------
                                      ----------------------

Total loans, excluding residential
  mortgages                           $49,642        $46,679           6.3
                                      ----------------------
                                      ----------------------

* $420 million of corporate charge card receivables were securitized and removed from the loan portfolio during the 1Q 1997. Excluding the securitization, commercial loans would have increased by $2.3 billion, or 10.6%, and, excluding residential mortgage loans, total loans would have increased by $3.4 billion, or 7.2%.
-------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
------------------------------------------------------------------------------------------------------------------------
($  in millions)

                                          4Q             4Q         PERCENT      FULL YEAR      FULL YEAR        PERCENT
                                         1997           1996        CHANGE          1997           1996          CHANGE
                                       ---------------------------------------------------------------------------------
Credit card fee revenue*               $123.1          $91.3           34.8         $418.8         $351.5           19.1
Service charges on deposit accounts     101.2           97.4            3.9          396.2          377.2            5.0
Trust and investment management fees     88.8           77.3           14.9          348.0          302.3           15.1
Investment products fees and
  commissions                            16.7           14.8           12.8           65.7           59.7           10.1
Other                                    90.7           79.5           14.1          373.5          341.0            9.5
                                       ---------------------                      -----------------------
   Subtotal                             420.5          360.3           16.7        1,602.2        1,431.7           11.9

Termination fee, net of transaction
  costs                                    --             --                            --          190.0
State income tax refund                    --             --                            --           65.0
Gain on sale of mortgage banking
  operations                               --             --                            --           45.8
Gain on sale of operations and loans       --             --                           9.4           25.6
Net securities gains                       --            0.5                           3.6           20.8
Other                                      --             --                            --            4.2
                                       ---------------------                      -----------------------
   Nonrecurring gains                      --            0.5                          13.0          351.4
                                       ---------------------                      -----------------------

Total noninterest income               $420.5         $360.8                      $1,615.2       $1,783.1
                                       ---------------------                      -----------------------
                                       ---------------------                      -----------------------

* Excluding the effect of the 1Q 1997 corporate card securitization, credit card fee income would have increased by $36.6 million, or 40.1%, over 4Q 1996 and $83.8 million, or 23.8% over full year 1996.
-------------------------------------------------------------------------------

NONINTEREST INCOME
     Fourth quarter noninterest income, before nonrecurring items, was $420.5 million, an increase of $60.2 million, or 16.7 percent, from the same quarter of 1996. The increase for the quarter resulted from growth in all categories of fee revenue. Credit card fee revenue increased by $31.8 million, or 34.8 percent, as a result of higher volumes for purchasing and corporate cards and the Northwest Airlines WorldPerks credit card, partially offset by the effect of the first quarter corporate card securitization. Fourth quarter credit card fees were also enhanced by the renewal of the Northwest Airlines WorldPerks program, which extended the program for five years. The terms of the new agreement accounted for approximately $6.0 million of the increase in credit card fees over the fourth quarter of 1996, offset by a similar decrease in net interest income. Trust and investment management fees were up over the fourth quarter of 1996 by $11.5 million, or 14.9 percent, due to growth in the corporate, institutional and personal trust businesses. Investment products fees and commissions, service charges on deposit accounts and other noninterest income were higher by 12.8 percent, 3.9 percent and 14.1 percent, respectively, than the fourth quarter of 1996.

--------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
--------------------------------------------------------------------------------------------------------------------------
($  in millions)

                                         4Q             4Q            PERCENT     FULL YEAR      FULL YEAR         PERCENT
                                        1997           1996           CHANGE         1997           1996           CHANGE
                                      ------------------------------------------------------------------------------------
Salaries*                              $239.6         $240.0          (0.2)         $969.3         $955.3            1.5
Employee benefits*                       49.9           52.2          (4.4)          217.4          219.4          (0.9)
Net occupancy                            45.7           45.5            0.4          182.0          179.4            1.4
Furniture and equipment                  38.0           43.8         (13.2)          165.4          175.2          (5.6)
Goodwill and intangibles*                31.0           27.4           13.1          113.3          100.6           12.6
Professional services*                   22.8           17.4           31.0           70.3           58.0           21.2
Other personnel costs                    19.5           22.3         (12.6)           66.6           83.4         (20.1)
Telephone                                14.9           15.5          (3.9)           59.7           60.2          (0.8)
Advertising and marketing                14.4           14.9          (3.4)           56.6           61.2          (7.5)
FDIC insurance                            2.1            0.5             nm            9.0           11.9         (24.4)
Other*                                   94.9          107.4         (11.6)          391.1          427.2          (8.5)
                                      ----------------------                     ------------------------
   Subtotal                             572.8          586.9          (2.4)        2,300.7        2,331.8          (1.3)

Merger-related                           71.4             --                         511.6           49.5
SAIF special assessment                    --             --                            --           61.3
Branch distribution resizing               --             --                            --           38.6
Goodwill and intangibles                   --             --                            --           29.5
Salaries and employee benefits             --             --                            --           10.1
Other                                      --             --                            --           17.3
                                      ----------------------                     ------------------------
   Nonrecurring charges                  71.4             --                         511.6          206.3
                                      ----------------------                     ------------------------

Total noninterest expense              $644.2         $586.9                      $2,812.3      $2,538.1
                                      ----------------------                     ------------------------
                                      ----------------------                     ------------------------

*  before effect of nonrecurring items in 1996
-------------------------------------------------------------------------------

NONINTEREST EXPENSE

     Fourth quarter noninterest expense, before nonrecurring items, totaled $572.8 million, a decrease of $14.1 million, or 2.4 percent, from the fourth quarter of 1996. Expense reductions in a number of categories reflected benefits of the merger, partially offset by incremental expense related to revenue increases. The reduction in other personnel reflected lower contract labor expense associated with 1996 technology projects that are now complete. Offsetting the favorable variance in contract labor was an increase in professional services, which were $5.4 million higher than the fourth quarter of 1996, primarily due to several 1997 technology initiatives which involve third party consulting arrangements. Goodwill and other intangible expense was higher than the fourth quarter of 1996 by $3.6 million, or 13.1 percent, as a result of several small bank and portfolio purchases during 1997.
     The $71.4 million of nonrecurring expenses incurred in the fourth quarter of 1997 were merger-related, including $45.6 million of conversion expense, $11.4 million of occupancy/equipment write-downs and all other merger-related expenses of $14.4 million. Additional merger-related charges of approximately $125.0 million are expected to be incurred over the next three quarters.


----------------------------------------------------------------------------------------------------------
ALLOWANCE FOR CREDIT LOSSES
----------------------------------------------------------------------------------------------------------
($  in millions)
                                         4Q             3Q             2Q             1Q             4Q
                                        1997           1997           1997           1997           1996
                                     ---------------------------------------------------------------------
Balance, beginning of period         $1,019.9         $999.4         $993.4         $992.5         $987.4

Net charge-offs (recoveries)*
   Commercial                            14.7           83.8           25.2            9.2            8.1
   Consumer                              88.6           80.7           72.8           74.7           63.1
                                     --------------------------------------------------------------------
   Total                                103.3          164.5           98.0           83.9           71.2

Provision for credit losses              90.0           90.0          101.1           84.2           75.5
Merger-related provision for
 credit losses                             --           95.0             --             --             --
Acquisitions and other additions          2.1             --            2.9            0.6            0.8
                                     --------------------------------------------------------------------

Balance, end of period               $1,008.7       $1,019.9         $999.4         $993.4         $992.5
                                     --------------------------------------------------------------------
                                     --------------------------------------------------------------------

Net charge-offs to average loans (%)     0.75           1.22           0.73           0.65           0.54
Allowance for credit losses to
   period-end loans (%)                  1.84           1.88           1.85           1.88           1.90


* 3Q 1997 includes merger-related commercial charge-offs of $55.3 million and consumer charge-offs of $7.0 million
-------------------------------------------------------------------------------


CREDIT QUALITY
     Total net charge-offs in the fourth quarter were $103.3 million. Consumer loan net charge-offs of $88.6 million were higher than the third quarter by $7.9 million, or 9.8 percent. Excluding the third quarter merger-related charge-offs, total consumer charge-offs were $14.9 million, or 20.2 percent, higher in the fourth quarter. A portion of the increase was due to higher charge-offs in the northwest region's portfolio of installment loans originated in 1995 and 1996. Credit standards on the portfolio's new originations were tightened in 1997. The higher level of charge-offs also reflected an increase in bankruptcies for the quarter and growth in the credit card loan portfolio. Credit card loan net charge-offs of 3.87 percent of loans outstanding for the fourth quarter of 1997 were lower than the fourth quarter of 1996 ratio of 4.00 percent.
     Consumer loans (excluding first mortgage loans) 30 days or more past due were 2.36 percent of the portfolio at December 31, 1997, compared with 2.17 percent in the third quarter and 2.28 percent in the fourth quarter of 1996.
The increase can be attributed to the northwest region's portfolio of installment loans and normal seasonality.
     Commercial loan net charge-offs were $14.7 million for the fourth quarter, compared with net charge-offs, excluding merger-related charge-offs, of $28.5 million in the third quarter of 1997 and $8.1 million in the fourth quarter of 1996.


----------------------------------------------------------------------------------------------------------
CONSUMER CREDIT
----------------------------------------------------------------------------------------------------------
(Percent)

                                        DEC 31         SEP 30         JUN 30         MAR 31         DEC 31
                                         1997           1997           1997           1997           1996
                                        ------------------------------------------------------------------
Net Charge-off Ratios:*
   Credit cards                          3.87           4.23           4.03           4.35           4.00
   Other consumer                        1.59           1.28           1.21           1.22           0.83
     Subtotal, excl. first mortgage      2.16           1.98           1.85           1.93           1.58

   First mortgage                        0.16           0.13           0.05           0.09           0.16
     Total consumer                      1.70           1.54           1.40           1.46           1.21

Delinquency Ratios (including NPLs):
   Total consumer, excl. first mortgage
     Past due 30+ days                   2.36           2.17           2.26           2.30           2.28
     Past due 90+ days                   0.49           0.43           0.42           0.48           0.48

   Total consumer
     Past due 30+ days                   2.76           2.57           2.47           2.67           2.55
     Past due 90+ days                   0.70           0.66           0.67           0.69           0.70

*  annualized and calculated on average loan balances
-------------------------------------------------------------------------------

     The allowance for credit losses was $1,008.7 million at December 31, 1997, up from $992.5 million at December 31, 1996. The ratio of allowance for credit losses to nonperforming loans was 340 percent at December 31, 1997, compared with 343 percent at September 30, 1997, and 369 percent at December 31, 1996.

ASSET QUALITY
($  in millions)

                                        DEC 31         SEP 30         JUN 30         MAR 31         DEC 31
                                         1997           1997           1997           1997           1996
                                        ------------------------------------------------------------------
Nonperforming loans
   Commercial                          $179.1         $176.2         $199.4         $194.8         $143.7
   Commercial real estate                60.3           62.4           59.4           63.3           63.2
   Consumer                              57.7           58.5           63.2           64.5           62.4
                                       ------------------------------------------------------------------
   Total                                297.1          297.1          322.0          322.6          269.3

Other real estate                        30.1           29.0           22.7           30.3           43.2
Other nonperforming assets               12.3           12.1            8.1            9.8            7.5
                                       ------------------------------------------------------------------

Total nonperforming assets*            $339.5         $338.2         $352.8         $362.7         $320.0
                                       ------------------------------------------------------------------
                                       ------------------------------------------------------------------

Accruing loans 90 days past due         $93.8          $79.5          $86.0          $85.0          $90.6
                                       ------------------------------------------------------------------
                                       ------------------------------------------------------------------

Allowance to nonperforming loans (%)      340            343            310            308            369
Allowance to nonperforming assets (%)     297            302            283            274            310
Nonperforming assets to loans
   plus ORE (%)                          0.62           0.62           0.65           0.69           0.61


*  does not include accruing loans 90 days past due


     Nonperforming assets at December 31, 1997, totaled $339.5 million, higher by $1.3 million, or 0.4 percent, than September 30, 1997. The ratio of nonperforming assets to loans and other real estate was .62 percent at December 31, 1997, equal to the ratio at September 30, 1997.

CAPITAL POSITION
(Percent)
                                          DEC 31    SEP 30    JUN 30    MAR 31    DEC 31
                                           1997      1997      1997      1997      1996
                                        ------------------------------------------------
Common equity to assets                     8.3       8.0       8.0       8.1       8.0
Total shareholders' equity  to assets       8.3       8.2       8.2       8.3       8.3

Tangible common equity to assets*           7.0       6.7       6.7       6.8       6.7
Tier 1 capital ratio                        7.4       7.2       7.6       7.7       7.6
Total risk-based capital ratio             11.6      11.4      11.9      12.0      11.9
Leverage ratio                              7.3       7.3       7.5       7.6       7.5


*  calculated by deducting goodwill from common equity and assets


CAPITAL
     At December 31, 1997, the common-equity-to-assets ratio was 8.3 percent, compared with a ratio of 8.0 percent at December 31, 1996, and the regional bank peer group average of 8.0 percent at September 30, 1997.
     Minneapolis-based U.S. Bancorp ("USB"), is the result of the acquisition by First Bank System, Inc. of Minneapolis of U.S. Bancorp, formerly headquartered in Portland, Oregon. With over $70 billion in assets, USB is the 15th largest bank holding company in the nation operating almost 1,000 banking offices in 17 states: Minnesota, Oregon, Washington, Colorado, California, Idaho, Nebraska, North Dakota, Nevada, South Dakota, Montana, Iowa, Illinois, Utah, Wisconsin, Kansas, and Wyoming. The company provides comprehensive banking, trust, investment and payment systems products and services to consumers, businesses and institutions. It operates a network of 4,500 ATMs throughout the U.S. and 24 hour, seven days a week telephone customer service centers. The company is the largest provider of Visa corporate and purchasing cards in the world and one of the largest providers of corporate trust services in the U.S.

FORWARD-LOOKING STATEMENTS

     This press release includes forward-looking statements that involve inherent risks and uncertainties. U.S. Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which the Company operates, inflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating former U.S. Bancorp.


                                         ###

CONSOLIDATED STATEMENT OF INCOME
                                                       Three Months Ended               Year Ended
                                                  -------------------------------------------------------
                                                  December 31    December 31    December 31   December 31
(In Millions, Except Per-Share Data)                 1997           1996            1997         1996
---------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                               $1,222.6       $1,167.4       $4,784.5       $4,537.7
Securities:
   Taxable                                              90.5          101.1          371.5          420.5
   Exempt from federal income taxes                     16.6           17.5           68.1           71.0
Other interest income                                   18.8           17.2           69.5           85.2
                                                    -----------------------------------------------------
        Total interest income                        1,348.5        1,303.2        5,293.6        5,114.4
INTEREST EXPENSE
Deposits                                               359.1          362.6        1,436.8        1,441.3
Federal funds purchased and repurchase agreements       42.4           47.7          183.0          197.9
Other short-term funds borrowed                         19.4           48.8          117.6          198.0
Long-term debt                                         144.4           79.1          459.0          303.8
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding solely
  the junior subordinated debentures of the parent
  company                                               12.2            2.8           49.1            2.8
                                                   ------------------------------------------------------
        Total interest expense                         577.5          541.0        2,245.5        2,143.8
                                                   ------------------------------------------------------
Net interest income                                    771.0          762.2        3,048.1        2,970.6
Provision for credit losses                             90.0           75.5          460.3          271.2
                                                   -------------------------------------------------------
Net interest income after provision for credit
  losses                                               681.0          686.7        2,587.8        2,699.4

NONINTEREST INCOME
Credit card fee revenue                                123.1           91.3          418.8          351.5
Service charges on deposit accounts                    101.2           97.4          396.2          377.2
Trust and investment management fees                    88.8           77.3          348.0          302.3
Investment products fees and commissions                16.7           14.8           65.7           59.7
Securities gains                                          --             .5            3.6           20.8
Termination fee                                           --             --             --          190.0
State income tax refund                                   --             --             --           65.0
Gain on sale of mortgage banking operations,
  branches and other assets                               --             --            9.4           71.4
Other                                                   90.7           79.5          373.5          345.2
                                                   ------------------------------------------------------
        Total noninterest income                       420.5          360.8        1,615.2        1,783.1
NONINTEREST EXPENSE
Salaries                                               239.6          240.0          969.3          964.5
Employee benefits                                       49.9           52.2          217.4          220.3
Net occupancy                                           45.7           45.5          182.0          179.4
Furniture and equipment                                 38.0           43.8          165.4          175.2
Goodwill and other intangible assets                    31.0           27.4          113.3          130.1
Professional services                                   22.8           17.4           70.3           58.0
Other personnel costs                                   19.5           22.3           66.6           83.4
Telephone                                               14.9           15.5           59.7           60.2
Advertising and marketing                               14.4           14.9           56.6           61.2
FDIC insurance                                           2.1             .5            9.0           11.9
Merger, integration, and resizing                       71.4             --          511.6           88.1
SAIF special assessment                                   --             --             --           61.3
Other                                                   94.9          107.4          391.1          444.5
                                                   ------------------------------------------------------
        Total noninterest expense                      644.2          586.9        2,812.3        2,538.1
                                                   ------------------------------------------------------

Income before income taxes                             457.3          460.6        1,390.7        1,944.4
Applicable income taxes                                168.4          168.5          552.2          725.7
                                                   ------------------------------------------------------
Net income                                            $288.9         $292.1         $838.5       $1,218.7
                                                   ------------------------------------------------------
                                                   ------------------------------------------------------
Net income applicable to common equity                $287.5         $287.7         $827.9       $1,200.3
                                                   ------------------------------------------------------
                                                   ------------------------------------------------------

EARNINGS PER COMMON SHARE
Average shares outstanding                       244,921,376    246,576,460    244,516,964    249,726,158
Net income                                             $1.17          $1.17          $3.39          $4.81
                                                 --------------------------------------------------------
                                                 --------------------------------------------------------

Diluted average shares outstanding               248,618,088    251,763,516    247,637,912    255,390,668
Diluted net income                                     $1.16          $1.15          $3.34          $4.72
                                                 --------------------------------------------------------
                                                 --------------------------------------------------------

U.S. Bancorp
CONSOLIDATED BALANCE SHEET

                                                                December 31    December 31
(In Millions)                                                          1997           1996
------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                              $4,739         $4,813
Federal funds sold                                                       62             95
Securities purchased under agreements to resell                         630            803
Trading account securities                                              195            231
Available-for-sale securities                                         6,885          6,473
Held-to-maturity securities (fair value: 1996 - $811)                    --            797
Loans                                                                54,708         52,355
   Less allowance for credit losses                                   1,009            993
                                                                  ------------------------
   Net loans                                                         53,699         51,362
Bank premises and equipment                                             860          1,018
Interest receivable                                                     405            377
Customers' liability on acceptances                                     535            497
Other assets                                                          3,285          3,283
                                                                  ------------------------
      Total assets                                                  $71,295        $69,749
                                                                  ------------------------
                                                                  ------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                                              $14,544        $14,344
   Interest-bearing                                                  34,483         35,012
                                                                  ------------------------
      Total deposits                                                 49,027         49,356
Federal funds purchased                                                 800          1,672
Securities sold under agreements to repurchase                        1,518          1,729
Other short-term funds borrowed                                         974          3,191
Long-term debt                                                       10,247          5,369
Company-obligated mandatorily redeemable preferred
 securities of subsidiar trusts holding solely the junior
 subordinated debentures of the parent company                          600            600
Acceptances outstanding                                                 535            497
Other liabilities                                                     1,704          1,572
                                                                  ------------------------
      Total liabilities                                              65,405         63,986


Shareholders' equity:
   Preferred stock                                                       --            150
   Common stock                                                         308            316
   Capital surplus                                                    1,878          1,929
   Retained earnings                                                  3,645          3,809
   Unrealized gain on securities, net of tax                             59              5
   Treasury stock                                                        --           (446)
                                                                  ------------------------
      Total shareholders' equity                                      5,890          5,763
                                                                  ------------------------
      Total liabilities and shareholders' equity                    $71,295        $69,749
                                                                  ------------------------
                                                                  ------------------------